Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces the Appointment of Ava L. Parker to its Board of Directors

Coral Gables, FL (March 30, 2022) — MasTec, Inc. (NYSE: MTZ) today announced that Ms. Ava L. Parker has joined MasTec’s board of directors as a Class III Director.

Ms. Parker currently serves as President of Palm Beach State College, Palm Beach County, one of Florida’s largest higher education institutions. Ms. Parker is the first female president in the history of the institution, which opened in 1933 as Florida’s first public community college. The College now serves approximately 40,000 students annually and has earned national distinction as an Aspen Prize Top 150 U.S. Community College. Under President Parker’s stewardship the college has reached its highest enrollment in the institution’s history.

Prior to joining Palm Beach State College, Ms. Parker was Executive Vice President and Chief Operating Officer at Florida Polytechnic University from 2012 to 2015, served on the Board of Governors for the State University System from 2002 to 2012, where she served as chairwoman from 2010 to 2012, and was a partner with the law firm, Lawrence & Parker, in Jacksonville, Florida from 2001 to 2015.

Ms. Parker also sits on the Board of Directors of Orchid Island Capital, Inc., a publicly traded specialty finance company, the Board of Directors of Professional Holding Corp., the holding company for a community bank specializing in construction, residential and commercial real estate financing, as well as business loans, the Business Development Board of Palm Beach County and the Economic Council of Palm Beach County. Ms. Parker also served as the inaugural Executive Director of the Emerging Issues Policy Forum, a regulatory think tank and research organization focusing on emerging trends and issues in the regulated utility industry. Ms. Parker earned her B.A. and J.D. degrees from the University of Florida.

Jorge Mas, MasTec’s Chairman of the Board, noted, “On behalf of our team members and Board of Directors, I am pleased to welcome President Parker to the MasTec family. Her extensive background in education and technical training will provide valuable insight to MasTec as we work to expand our labor resources, capacity and training programs to fulfill significant demand growth from our customers for the services we provide.”

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy and utility and other infrastructure, such as: power delivery services, including transmission and distribution, wireless, wireline/fiber and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure, including natural gas pipeline and distribution infrastructure; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.